UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/02/2010

Tesco Corporation
(Exact name of registrant as specified in its charter)

Alberta	76-0419312
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3993 West Sam Houston Parkway North Suite 100 Houston, Texas	77043-1221
(Address of Principal Executive Offices)	(Zip Code)

713-359-7000
(Registrant’s telephone number, including area code)

Commission File Number:  0-28778

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On October 26, 2010, Tesco Corporation, an Alberta corporation (the “Company”), and Weatherford International Oil Field Services Ltd. and Weatherford/Lamb Inc. (“Weatherford”) entered into a settlement (the “Settlement”) dismissing pending patent cases with prejudice previously described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Among other provisions, the Settlement contains the following terms:

•
cross licenses with respect to certain of each of the parties’ specified proprietary drilling technologies.  The Company has granted a nonexclusive license to Weatherford as to its casing drive system (link-tilt) patents, and Weatherford has granted a nonexclusive license to the Company as to its casing drive system patents and other patents related to casing drilling; and

•
Weatherford has agreed to purchase for five years 67% of its top drive requirements as long as the Company can meet production requirements and to designate the Company as a preferred provider of after-market sales and service as to top drives.  The prices charged by the Company in performing such obligations will be equal to or lower than prices charged by the Company to any other customer of similar volume of purchases and/or services.

The Company and Weatherford have committed to sign a formal settlement agreement in the future consistent with the terms of the Settlement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TESCO CORPORATION

Date: November 2, 2010	By:	/s/ Dean Ferris
Dean Ferris Sr. Vice President and General Counsel